EXHIBIT 2.1

                             CONTRIBUTION AGREEMENT

                                  BY AND AMONG

                        EGLOBE, INC., EGLOBE/OASIS, INC.

                       OASIS RESERVATIONS SERVICES, INC.,

                        OUTSOURCED AUTOMATED SERVICES AND

                         INTEGRATED SOLUTIONS, INC. AND

                          EGLOBE/OASIS RESERVATIONS LLC

                 Dated as of the _______ day of September, 1999

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                             CONTRIBUTION AGREEMENT

         THIS CONTRIBUTION AGREEMENT (this "Agreement") is entered into this ___ day of September, 1999, by and among EGLOBE, INC., a Delaware corporation ("EGLOBE"); EGLOBE/OASIS, INC., a Delaware corporation ("EOI"); OASIS RESERVATIONS SERVICES, INC., a Delaware corporation (the "Company"); OUTSOURCED AUTOMATED SERVICES AND INTEGRATED SOLUTIONS, INC., a Delaware corporation ("OASIS"); and EGLOBE/OASIS RESERVATIONS LLC, a Delaware limited liability company (the "LLC").

                                    RECITALS:

         A. OASIS and EOI have formed LLC for the purpose of acquiring the outstanding shares of the Company and operating the business currently conducted by the Company.

         B. OASIS currently owns all the outstanding stock of the Company.

         C. EGLOBE currently owns all of the outstanding common stock of EOI.

         D. OASIS has agreed to contribute all of the outstanding shares of the Company to the LLC in exchange for an interest in the LLC, as more fully set forth in this Agreement.

         E. EGLOBE has agreed to contribute to EOI, and EOI has agreed to contribute to the LLC, shares of the common stock, par value $.001 per share, of EGLOBE (the "EGLOBE Common Stock") and certain Warrants of EGLOBE ("EGLOBE Warrants") in exchange for an interest in the LLC, as more fully set forth in this Agreement.

         NOW THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties hereby agree as follows:

                                    ARTICLE I

                              CONTRIBUTIONS TO LLC

SECTION 1.1.      CONTRIBUTION OF COMPANY COMMON STOCK.

                  Subject to the terms and conditions of this Agreement, at the Closing (as defined below), OASIS shall contribute and deliver to the LLC, and the LLC shall acquire from OASIS, all of the outstanding capital stock of the Company, consisting of 1,000 shares of common stock, par value $.01 per share (the "Company Common Stock").

SECTION 1.2.      CONTRIBUTION OF EGLOBE COMMON STOCK AND EGLOBE WARRANTS.

                  Subject to the terms and conditions of this Agreement, at the Closing, EGLOBE shall contribute and deliver to EOI, and EOI shall contribute and deliver to the LLC,

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shares of EGLOBE Common Stock and the EGLOBE Warrants pursuant to the terms and conditions of the Side Letter between the parties (the "Side Letter"), in the form of EXHIBIT A. The EGLOBE Warrants shall be in the form of EXHIBITS B-1, B-2 AND B-3 to this Agreement. The shares of EGLOBE Common Stock and the EGLOBE Warrants to be issued to the LLC are collectively referred to as the "EGLOBE Securities."

SECTION 1.3.      CLOSING.

Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place as promptly as practicable after satisfaction of the latest to occur or, if permissible, waiver of the conditions set forth in Article VII hereof (the "Closing Date"), at the offices of EGLOBE, 1250 24th Street, N.W., Suite 725, Washington, DC 20037 unless another date or place is agreed to in writing by the parties hereto.

SECTION           1.4. DELIVERIES AT CLOSING.

                  (a) At the Closing, OASIS shall deliver to the LLC (i) certificates representing the Company Shares, duly endorsed or accompanied by stock powers duly executed in blank; (ii) the minute books and stock records of the Company; and (iii) resignations of the officers and directors of the Company.

                  (b) At the Closing, EGLOBE shall deliver to EOI, and EOI shall deliver to the LLC instruments evidencing the EGLOBE Securities.

                                   ARTICLE II

             REPRESENTATIONS AND WARRANTIES OF OASIS AND THE COMPANY

         OASIS and the Company hereby jointly and severally represent and warrant to EGLOBE, EOI and the LLC as follows:

SECTION 2.1.      ORGANIZATION AND QUALIFICATION.

                  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite power and authority to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on its business as now being conducted and as proposed to be conducted and to perform the terms of this Agreement and the transactions contemplated hereby. The Company is duly qualified to conduct its business, and is in good standing in each jurisdiction in which the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary. The Company has no subsidiaries or any equity interest or other investment in any person.

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SECTION 2.2.      CERTIFICATE OF INCORPORATION AND BYLAWS.

                  The Company has heretofore delivered to EGLOBE complete and correct copies of the certificate of incorporation and bylaws of the Company and OASIS, each as amended to date. Such certificate of incorporation, bylaws and other organizational or governing documents are in full force and effect. Neither the Company nor OASIS is in violation of any of the provisions of its certificate of incorporation or bylaws or other organizational or governing document.

SECTION 2.3.      CAPITALIZATION.

                  (a) The authorized capital stock of the Company consists of one thousand (1,000) shares of Company Common Stock, of which one thousand (1,000) shares are issued and outstanding. All of the issued and outstanding shares of Company Common Stock are owned beneficially and of record by OASIS free and clear of all Encumbrances There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company, including any securities directly or indirectly convertible into or exercisable or exchangeable for any capital stock or other equity securities of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other person. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued in accordance with applicable laws and are fully paid and nonassessable and not subject to preemptive rights. No shares of capital stock of the Company have been reserved for any purpose.

                  (b) Except as set forth in Schedule 2.3, the Company has no outstanding indebtedness for borrowed money, except for operating expenses incurred in the ordinary course of business.

SECTION 2.4.      NET WORKING CAPITAL.

                  The Net Working Capital of the Company as of July 31, 1999 was $(21,825). Since July 31, 1999, there has not been any material change in the Company's Net Working Capital, other than normal recurring damages arising in the ordinary cause of business. For purposes of this Section 2.4, the Net Working Capital of the Company shall be calculated in accordance with Schedule
2.4 to this Agreement.

SECTION 2.5.      AUTHORITY.

                  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate (including stockholder) action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement

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or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties, constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

SECTION 2.6.      NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) Except as set forth in Schedule 2.6, the execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of the Company, (ii) conflict with or violate any Law to which the Company is bound or by which any of the Assets is subject, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company is bound or by which any of the Assets is subject.

                  (b) Except as set forth in Schedule 2.6, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Government Entity.

SECTION 2.7.      FINANCIAL STATEMENTS.

                  (a) The Company has prepared and furnished to EGLOBE (a) an audited balance sheet of the Company as of December 31, 1998, and the audited statement of income and cash flows for the period from June 1, 1998 (inception) through December 31, 1998 and (b) the unaudited balance sheet of the Company as of June 30, 1999 (the "Financial Statements Date"), and the unaudited statement of income and cash flows for the six months then ended. The financial statements referred to in this Section 2.7 and other financial statements of the Company provided to EGLOBE pursuant to this Agreement (the "Financial Statements") present fairly, in all material respects, the financial condition of the Company as of the respective dates and the results of operations and cash flows for the respective periods indicated and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except that such unaudited statements do not contain all required footnotes and are subject to normal recurring year-end adjustments).

                  (b) Since the Financial Statements Date, the Company has incurred no liabilities, contingent or absolute, matured or unmatured, known or unknown, except for liabilities incurred in the ordinary course of business, those liabilities described on Schedule 2.7 and those liabilities, if any, which would not have a Company Material Adverse Effect.

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SECTION 2.8.      ACCOUNTS RECEIVABLE.

                  The accounts receivable of the Company shown on Schedule 2.8, if any, or thereafter acquired by the Company, have been collected or are bona fide, arose in the ordinary course of business, and to the Company's and OASIS's knowledge, are not subject to any disputes or offsets.

SECTION 2.9.      OWNERSHIP AND CONDITION OF THE ASSETS.

                  The Company is the sole and exclusive legal and equitable owner of and has good and marketable title to the Assets listed on Schedule 2.9 to this Agreement and such Assets are free and clear of all Encumbrances except as indicated on Schedule 2.7. No Person or Government Entity has an option to purchase, right of first refusal or other similar right with respect to all or any part of the Assets. All of the personal property of the Company used in the operation of its business is in good working order and repair, ordinary wear and tear excepted, and is suitable and adequate for the uses for which it is intended or is being used.

SECTION 2.10.     LEASES.

                  Schedule 2.10 lists and briefly describes all Material Leases under which the Company is lessee or lessor of any Asset, or holds, manages or operates any Asset owned by any third party, or under which any Asset owned by the Company is held, operated or managed by a third party. The Company is the owner and holder of all leasehold estates purported to be granted to the Company by the Material Leases described in Schedule 2.10, free and clear of all Encumbrances. Each such Material Lease is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto and grants the leasehold estate it purports to grant free and clear of all Encumbrances. The Company has performed in all material respects all obligations thereunder required to be performed by the Company to date. No party is in default in any material respect under any Material Lease, and to the Company's and OASIS's knowledge, there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default.

SECTION 2.11.     MATERIAL CONTRACTS.

                  Schedule 2.11 lists all Material Contracts to which the Company is a party or by which the Company is bound, and the Company has delivered to EGLOBE true and correct copies of all such agreements. Each such Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto. The Company has performed in all material respects all the obligations thereunder required to be performed by the Company to date. No party is in default in any material respect under any of the Material Contracts, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default.

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SECTION 2.12.     LEASEHOLD INTERESTS.

                  Schedule 2.12 contains a list and brief description of all interests in real estate owned by the Company, which interests consist exclusively of leasehold interests (collectively, the "Leasehold Interests"). The Leasehold Interests described in Schedule 2.12 constitutes all real property interests necessary to conduct the business and operations of the Company as now conducted. The Company is not aware of any easement or other real property interest, other than those described in Schedule 2.12, that is required, or that has been asserted by a Government Entity or other person to be required, to conduct the business and operations of the Company. Except as noted in Schedule 2.12, the Company has delivered to EGLOBE true and complete copies of all leases and other instruments pertaining to the Leasehold Interests (including any and all amendments and other modifications of such instruments). All Leasehold Interests (including the improvements thereon) (i) are in good condition and repair consistent with their present use, (ii) are available to the Company for immediate use in the conduct of the Company's business and operations, and (iii) to the knowledge of the Company and OASIS, comply in all material respects with all applicable building or zoning codes and the regulations of any Government Entity having jurisdiction over such Leasehold Interests.

SECTION 2.13.     ENVIRONMENTAL MATTERS.

                  (a) The Company has complied in all material respects and is in material compliance with all Environmental Laws. The Company has no fixed assets, owned or leased. There are no pending or, to the knowledge of the Company and OASIS, threatened actions, suits, claims, legal proceedings or other proceedings against the Company based on, and the Company has not directly or indirectly received any notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Government Entity or any other Person arising out of or attributable to: (i) the current or past presence at any part of the Leasehold Interests of Hazardous Materials (as defined below) or any substances that pose a hazard to human health or an impediment to working conditions; (ii) the current or past release or threatened release into the environment from the Leasehold Interests (including, without limitation, into any storm drain, sewer, septic system or publicly owned treatment works) of any Hazardous Materials or any substances that pose a hazard to human health or an impediment to working conditions; (iii) the off-site disposal of Hazardous Materials originating on or from the Leasehold Interests; (iv) any operations or procedures of the Company which do not conform to requirements of the Environmental Laws; or (v) any violation of Environmental Laws at any part of the Leasehold Interests or otherwise arising from the Company's activities involving Hazardous Materials.

                  (b) As used herein, these terms shall have the following meanings:

                      (i) "Environmental Laws" means all applicable foreign, federal, state and local laws (including the common law), rules, requirements and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to releases of

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Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to management of asbestos in buildings.

                      (ii) "Hazardous Materials" means wastes, substances, or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants, or contaminants, including without limitation, substances defined as "hazardous substances", "toxic substances", "radioactive materials", or other similar designations in, or otherwise subject to regulation under, any Environmental Laws.

SECTION 2.14.     LITIGATION.

                  Except as described on Schedule 2.14, there is no action, suit, investigation, claim, arbitration or litigation pending or, to the knowledge of the Company and OASIS, threatened against or involving the Company, the Assets or the business and operations of the Company, at law or in equity, or before or by any court, arbitrator or Government Entity. Except as described on Schedule 2.14, the Company is not operating under or subject to any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any Government Entity.

SECTION 2.15.     COMPLIANCE WITH LAWS; LICENSES AND PERMITS.

                  The Company has complied and is in compliance in all material respects with all laws, ordinances, regulations, awards, orders, judgments, decrees and injunctions applicable to the Company, the Assets and the Company's business and operations, including all federal, state and local laws, ordinances, regulations and orders pertaining to employment or labor, safety, health, environmental protection, zoning and other matters. The Company has obtained and holds all permits, licenses and approvals (none of which has been modified or rescinded and all of which are in full force and effect) from all Governmental Entities necessary to conduct the business and operations of the Company as now conducted and to own, use and maintain the Assets.

SECTION 2.16.     INTELLECTUAL PROPERTY.

                  (a) The Company owns, or is licensed or otherwise possesses all necessary rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs and applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used or marketed in the business of the Company as presently conducted.

                  (b) Schedule 2.16 lists all (i) patents, registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks, included in the Intellectual Property, including the jurisdictions in which each such

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Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any person is authorized to use any Intellectual Property, and (iii) licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated, or form a part of, any Company product.

                  (c) To the knowledge of the Company and OASIS, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of the Company, any trade secret material to the Company, or any Intellectual Property right of any third party to the extent licensed by or through the Company, by any third party, including any employee or former employee of the Company. Except as set forth in Schedule 2.16, the Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property. Except as set forth in
Schedule 2.16, there are no royalties, fees or other payments payable by the Company to any person by reason of the ownership, use, sale or disposition of Intellectual Property.

                  (d) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of it obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

                  (e) The Company (i) has not been served with process, and is not aware that any Person is intending to serve process on the Company, in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party and (ii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. To the knowledge of the Company, the business of the Company as presently conducted does not infringe any patent, trademark, service mark, copyright, trade secret or other propriety right of any third party.

SECTION 2.17.     TAXES AND ASSESSMENTS.

                  (a) Except as described on Schedule 2.17, the Company has paid or reserved for all Taxes, due and payable for or with respect to all periods up to and including the date hereof (without regard to whether or not such Taxes are or were disputed), whether or not shown on any Tax Return.

                  (b) The Company has filed on a timely basis all Tax Returns that it was required to file except for Tax Returns for the year which includes the Closing Date. All such Tax Returns were accurate and complete in all material respects. Except as described on Schedule 2.17, the Company is not the beneficiary of any extension of time within which to file any Tax Return. No claim that has not been resolved has ever been made by an authority in a

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jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The Company has not given any currently effective waiver of any statute of limitations in respect of Taxes or agreed to any currently effective extension of time with respect to a Tax assessment or deficiency. There are no security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (c) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party except for such withholding or payments to be made at or before Closing.

                  (d) Neither the Company, including any director, officer or employee responsible for tax matters of the Company, or OASIS, including any director, officer or employee responsible for tax matters of OASIS, is aware of any facts or circumstances which could give rise to a reasonable expectation that any authority may assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any liability for Taxes of the Company either (i) claimed or raised by any authority in writing or (ii) as to which such Company has knowledge based upon personal contact with any agent of such authority. The Company has delivered to EGLOBE correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Companies since December 31, 1995. Schedule 2.17 sets forth a complete and accurate list of Company Tax Returns filed with respect to the taxable periods of the Company ended on or after December 31, 1995; indicates those Company Tax Returns that have been audited; and indicates those Company Tax Returns that currently are the subject of an audit.

                  (e) The unpaid Taxes of the Company (i) did not, as of the date of the most recent audited financial statements of the Companies furnished to EGLOBE on or prior to the date hereof pursuant to Section 2.7, exceed the reserve for Tax Liability (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the such financial statements, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Company Tax Returns.

                  (f) The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. The Company has not made any payment, is not obligated to make any payment and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. Except as set forth on Schedule 2.17, the Company has disclosed on its federal income Company Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Except as set forth on Schedule 2.17, the Company is not a party to any Tax allocation or sharing agreement. The Company has not been a member of Affiliated Group filing a consolidated federal income Tax Return other than a group the common parent of which is OASIS. The Company has no Liability for the Taxes of any Person

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(other than the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

                  (g) Section 2.17 sets forth the following information with respect to the Company as of the date hereof: (i) the federal income tax basis of the Company in its assets; and (ii) the amount of any net operating loss carryover, net capital loss carryover, unused investment, foreign tax or other credit, or excess charitable contribution allocable to the Company.

                  (h) Each Affiliated Group has filed all income Tax Returns that it was required to file for each taxable period during which the Company was a member of group. All such Tax Returns were correct and complete in all respects. All income Taxes owed by any Affiliated Group (whether or not shown on any Tax Return) have been paid for each taxable period during which the Company was a member of the group.

                  (i) OASIS, including any director, officer or employee responsible for tax matters of OASIS or any of its Subsidiaries, is not aware that any authority intends to assess any additional income Taxes against any Affiliated Group for any taxable period during which the Company was a member of the group. There is no dispute or claim concerning any income Tax Liability of any Affiliated Group for any taxable period during which the Company was a member of the group either (A) claimed or raised by any authority in writing or
(B) as to which OASIS, including any director, officer or employee responsible for tax matters of OASIS or any of its Subsidiaries, has knowledge based upon personal contact with any agent of such authority. Except as disclosed at
Schedule 2.17, no Affiliated Group has waived any statute of limitations in respect of any income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency for any taxable period during which the Company was a member of the group.

SECTION 2.18.     EMPLOYMENT MATTERS.

                  (a) Neither the Company nor any Employee Benefit Plan maintained by the Company or to which the Company has or has had the obligation to contribute in respect of any current or former Company employees is in violation of any provisions of Law (including without limitation, if such Employee Benefit Plan is intended by the Company to satisfy the requirements for tax qualification described in Section 401 of the Code, the Code and the requirements for tax qualification described in Section 401 thereof); no reportable event, within the meaning of ERISA, ' 4043(c)(1), (2), (3), (5), (6),
(7) or (10), has occurred and is continuing with respect to any such Employee Benefit Plan and no prohibited transaction, within the meaning of Title I of ERISA, has occurred with respect to any such Employee Benefit Plan. No Employee Benefit Plan maintained by the Company is a Multiemployer Plan (as such term is defined in ERISA), is subject to Title IV of ERISA or provides post-retirement medical, life insurance or other benefits except to the extent required to comply with the health care continuation coverage requirements of ERISA and the Code. Except as set forth in Schedule 2.18, the Company does not (i) maintain and has never maintained any Employee Benefit Plan or Other Arrangement, (ii) is or ever has been a party to any Employee Benefit Plan

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or Other Arrangement or (iii) have obligations under any Employee Benefit Plan or Other Arrangement.

                  (b) There are no collective bargaining agreements applicable to any Company employees and the Company has no duty to bargain with any labor organization with respect to any such persons. There is not pending any demand for recognition or any other request or demand from a labor organization for representative status with respect to any persons employed by the Company.

                  (c) Schedule 2.18 contains a true and complete list of names, positions and rates of compensation of all employees of the Company. With respect to any persons employed by the Company, to the Company's and OASIS' knowledge, the Company is in compliance with all Laws respecting employment conditions and practices, has withheld all amounts required by any applicable Laws to be withheld from wages or any Taxes or penalties for failure to comply with any of the foregoing.

                  (d) With respect to any Persons employed by the Company, (i) the Company has not engaged in any unfair labor practice within the meaning of the National Labor Relations Act and has not violated any legal requirement prohibiting discrimination on the basis of race, color, national origin, sex, religion, age, marital status, or handicap in its employment conditions or practices; and (ii) there are no pending or, to the knowledge of the Company and OASIS, threatened unfair labor practice charges or discrimination complaints relating to race, color, national origin, sex, religion, age, marital status, or handicap against the Company before any Government Entity nor, to the knowledge of the Company and OASIS, does any basis therefor exist.

                  (e) No Employee Benefit Plan or Other Arrangement, individually or collectively, provides for any payment by the Company to any employee or independent contractor that is not deductible under Section 162(a)(1) or 404 of the Code or that is an "excess parachute payment" pursuant to Section 280G of the Code.

SECTION 2.19.     TRANSACTIONS WITH RELATED PARTIES.

                  Except as set forth in Schedule 2.19, to the knowledge of the Company, neither any present or former officer, director, stockholder or Person known by the Company to be an affiliate of the Company, nor any Person known by the Company to be an affiliate of any such Person, is currently a party to any transaction or agreement with the Company, including, without limitation, any agreement providing for the employment of, furnishing of services by, rental of Assets from or to, or otherwise requiring payments to, any such officer, director, stockholder or affiliate. Schedule 2.19 sets forth all amounts currently owed by the Company to OASIS or any affiliate of the Company (including amounts charged for administrative, purchasing, data access, licensing, financial or other services).

SECTION 2.20.     INSURANCE.

                  The Company has made available to EGLOBE copies of all policies of title, property, fire, casualty, liability, life, workmen's compensation, libel and slander, and other forms of insurance of any kind relating to the Assets or the business and operations of the Company. All such policies: (a) are in full force and effect; (b) are sufficient for compliance by the Company with all requirements of applicable Law and of all licenses, franchises and other agreements to which the Company is a party; (c) are valid, outstanding, and enforceable policies; and (d) insure against risks of the kind customarily insured against and in amounts customarily carried by corporations similarly situated and provide adequate insurance coverage for the Assets and the business and operations of the Company.

SECTION 2.21.     VOTING REQUIREMENTS.

                  The affirmative vote of the holder of a majority of all outstanding shares of the Company Common Stock to adopt this Agreement (the "Company Stockholder Approval"), which such Company Stockholder Approval has been obtained, is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

SECTION 2.22.     BROKERS.

                  Except as set forth on Schedule 2.22, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

SECTION 2.23.     COMPLIANCE WITH FOREIGN CORRUPT PRACTICES ACT.

                  The Company represents and warrants that it is not in violation of the Foreign Corrupt Practices Act of 1977, as amended, which prohibits businesses and businesspeople from providing any payment or gratuity to foreign officials in exchange or obtaining or retaining business.

SECTION 2.24.     DISCLOSURE.

                  No representations or warranties by the Company or OASIS in this Agreement and no statement or information contained in the Schedules hereto or any certificate furnished or to be furnished by the Company or OASIS to EGLOBE pursuant to the provisions of this Agreement (taken collectively), contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

SECTION 2.25.     NO STOCK TRADING OR SHORT POSITIONS.

                  The Company and OASIS represent and warrant that neither the Company, OASIS, nor any affiliate or officer if the Company or OASIS has traded, directly or indirectly, and, in particular, has taken a short position, in the common stock of EGLOBE subsequent to the signing of a certain letter of intent in connection with this transaction on June 25, 1999.

SECTION 2.26.     YEAR 2000.

         To the knowledge of OASIS and the Company, the computer software utilized by the Company in the operation of its business is capable of correctly processing data between and within the twentieth and twenty-first centuries.

                                   ARTICLE III

               ADDITIONAL REPRESENTATIONS AND WARRANTIES OF OASIS

         OASIS hereby represents and warrants to EGLOBE, EOI and the LLC as follows:

SECTION 3.1.      TITLE TO COMPANY SHARES.

                  OASIS is and as of the Closing Date will be the sole legal, beneficial and record owner of the Company Shares, which consist and will consist of one thousand (1,000) shares of Company Common Stock. OASIS has and as of the Closing Date will have good, valid and marketable title to the Company Shares, free and clear of all Encumbrances, except such restrictions on the transfer of such shares as may be applicable under federal and state securities laws, with full right and lawful authority to contribute the Company Shares to the LLC pursuant to this Agreement. Immediately following the Closing Date, the LLC will acquire good, valid and marketable title thereto, free and clear of all Encumbrances, except such restrictions on the transfer of such shares as may be applicable under federal and state securities laws.

SECTION 3.2.      AUTHORITY AND CAPACITY.

                  OASIS has full legal right, capacity, power and authority to execute and deliver this Agreement and all other documents, instruments, certificates and agreements executed or to be executed by it pursuant hereto, and to consummate the transactions contemplated hereby and thereby.

SECTION 3.3.      ABSENCE OF VIOLATION.

                  The execution, delivery and performance by OASIS of this Agreement and all other documents, instruments, certificates and agreements contemplated hereby to which it is a party, the fulfillment of and the compliance with the respective terms and provisions hereof and thereof, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with, or violate any provision of, any Laws having applicability to it; or (b) conflict with, or result in any breach of, or constitute a default under, any agreement to which it is a party.

SECTION 3.4.      RESTRICTIONS AND CONSENTS.

                  There are no agreements, Laws or other restrictions of any kind to which OASIS is party or subject that would prevent or restrict the execution, delivery or performance of this Agreement by OASIS.

SECTION 3.5.      BINDING OBLIGATION.

                  This Agreement constitutes, and each document, instrument, certificate and agreement to be executed by OASIS pursuant hereto, when executed and delivered in accordance with the provisions hereof, shall constitute, a valid and binding obligation of it, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

SECTION 3.6.      NO REGISTRATION UNDER THE SECURITIES ACT.

                  OASIS understands that the shares of EGLOBE Common Stock to be contributed to the LLC under this Agreement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon exemptions contained in the Securities Act or interpretations thereof, and such shares of EGLOBE Common Stock cannot be offered for sale, sold or otherwise transferred unless such shares are so registered or qualify for an exemption from registration under the Securities Act.

SECTION 3.7.      ACQUISITION FOR INVESTMENT.

                  The shares of EGLOBE Common Stock to be issued to the LLC under this Agreement are being (or will be) acquired by the LLC in good faith solely for the account of the LLC or OASIS, as the case may be (and its direct and indirect beneficiaries), for investment and not with a view toward resale or other distribution within the meaning of the Securities Act. Such shares will not be offered for sale, sold or otherwise transferred by the LLC or OASIS, as the case may be, without either registration or exemption from registration under the Securities Act.

SECTION 3.8.      EVALUATION OF MERITS AND RISKS OF INVESTMENT.

                  OASIS has such knowledge and experience in financial and business matters that OASIS is capable of evaluating the merits and risks of an investment in the shares of EGLOBE Common Stock. Oasis understands and is able to bear any economic risks associated with any such investment. OASIS is an "accredited investor," as that term is defined in Regulation D promulgated under the Securities Act. OASIS confirms that EGLOBE has made available to OASIS and its representatives and agents the opportunity to ask questions of the officers and management employees of EGLOBE about the business and financial condition of EGLOBE as OASIS or its representatives have requested.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF EGLOBE AND EOI

         EGLOBE and EOI hereby jointly and severally represent and warrant to OASIS, the Company and the LLC as follows:

SECTION 4.1.      ORGANIZATION AND QUALIFICATION.

                  EGLOBE and EOI are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. EGLOBE and EOI each have the requisite power and authority to own, lease and operate their assets and properties, to carry on their business as now being conducted and to perform the terms of this Agreement and the transactions contemplated hereby. EGLOBE and EOI are each duly qualified to conduct their business, and are in good standing, in each jurisdiction where the ownership or leasing of their properties or the nature of their activities in connection with the conduct of their business makes such qualification necessary.

SECTION 4.2.      CERTIFICATE OF INCORPORATION AND BYLAWS.

                  EGLOBE and EOI each have herewith delivered to the Company, complete and correct copies of their certificate of incorporation and the bylaws, each as amended to date. Such certificates of incorporation and bylaws are in full force and effect. Neither EGLOBE nor EOI is in violation of any of the provisions of its certificate of incorporation or bylaws or other organizational or governing document.

SECTION 4.3.      CAPITALIZATION.

                  The authorized capital stock of EGLOBE consists of: (i) one hundred million (100,000,000) shares of EGLOBE Common Stock of which 22,443,541 shares are issued and outstanding on the date of execution of this Agreement; and (ii) ten million (10,000,000) shares of preferred stock, par value $.001 per share, of which: (a) five hundred thousand (500,000) shares of Series B Convertible Preferred Stock are authorized, of which no shares are issued and outstanding; (b) two hundred (200) shares of 8% Series C Cumulative Convertible Preferred Stock are authorized, of which no shares are issued and outstanding;
(c) one hundred twenty-five (125) shares of 8% Series D Cumulative Convertible Preferred Stock are authorized, of which fifty (50) shares are issued and outstanding; (d) one hundred twenty-five (125) shares of 8% Series E Cumulative Convertible Redeemable Preferred Stock are authorized, of which fifty (50) shares are issued and outstanding; (e) 2,020,000 shares of Series F Convertible Preferred Stock are authorized, of which 1,010,000 shares are issued and outstanding; (f) 1 share of 6% Series G Cumulative Convertible Redeemable Preferred Stock is authorized, of which no shares are issued and outstanding;
(g) 500,000 shares of Series M Convertible Preferred Stock is authorized, issued and outstanding; (h) 400,000 shares of Series

I Convertible Preferred Stock is authorized issued and outstanding; and (i) 30 shares of 5% Series G Cumulative Convertible Preferred Stock is authorized, issued and outstanding. EGLOBE is presently proposing to issue 5% Series J Cumulative Convertible Preferred Stock as prepayment of $4.0 million under the $20.0 million secured note agreement. Except as set forth in Schedule 4.3, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of EGLOBE or obligating EGLOBE to issue or sell any shares of capital stock of, or other equity interests in EGLOBE, including any securities directly or indirectly convertible into or exercisable or exchangeable for any capital stock or other equity securities of EGLOBE. Except as set forth in Schedule 4.3, there are no outstanding obligations of EGLOBE to repurchase, redeem or otherwise acquire any shares of its capital stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

SECTION 4.4.      EGLOBE SECURITIES.

                 The EGLOBE Securities to be issued pursuant to the terms of this Agreement, shall, when issued, be duly authorized, validly issued, fully paid and non-assessable and free from any Encumbrances.

SECTION 4.5.      AUTHORITY.

                  Except for the approval of the Executive Committee of EGLOBE's Board of Directors, the execution and delivery of this Agreement by EGLOBE and the consummation by EGLOBE and EOI of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of EGLOBE or EOI are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by EGLOBE and EOI and, assuming the due authorization, execution and delivery by the other parties, constitutes a legal, valid and binding obligation of EGLOBE and EOI, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

SECTION 4.6.      NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) Except as set forth in Schedule 4.6, the execution and delivery of this Agreement by EGLOBE and EOI do not, and the performance by EGLOBE and EOI of their obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of EGLOBE and EOI,
(ii) conflict with or violate any Law applicable to EGLOBE or its assets and properties, or (iii) result in any breach of or constitute a default under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which EGLOBE and EOI are parties or by which EGLOBE and EOI are bound, or by which any of their properties or assets is subject.

                  (b) Except as set forth in Schedule 4.6, the execution and delivery of this Agreement by EGLOBE and EOI do not, and the performance of this Agreement by EGLOBE and EOI will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Government Entity.

SECTION 4.7.      FINANCIAL STATEMENTS.

                  The balance sheets of EGLOBE as of December 31, 1998 and, June 30, 1999, and the statements of income and cash flows for the fiscal year ended December 31, 1998 and the six months ended June 30, 1999 fairly present, in all material respects, the financial condition of EGLOBE as of the respective dates and the results of operations and cash flows for the respective periods indicated and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. Except as reflected in the audited balance sheet of EGLOBE as of June 30, 1999 (the "EGLOBE Balance Sheet Date"), EGLOBE has no liabilities, contingent or absolute, matured or unmatured, known or unknown, except for liabilities incurred in the ordinary course of business since the EGLOBE Balance Sheet Date that would not have an EGLOBE Material Adverse Effect.

SECTION 4.8.      ABSENCE OF CERTAIN CHANGES OR EVENTS.

                  Except as set forth in Schedule 4.8, since June 30, 1999, EGLOBE has not incurred any material liability, except in the ordinary course of its business consistent with its past practices, and EGLOBE has conducted its business in the ordinary course consistent with its past practices. Except as set forth in Schedule 4.8, since June 30, 1999, there has not been any change in the business, condition (financial or otherwise) or results of operations of EGLOBE, including any transaction, commitment, dispute, damage, destruction or loss, whether or not covered by insurance, or other event of any character (whether or not in the ordinary course of business) individually or in the aggregate which has had, or is reasonably likely to have, an EGLOBE Material Adverse Effect.

SECTION 4.9.      AGREEMENTS.

                  Except as set forth in Schedule 4.9, all agreements that were, or were required to be, filed as exhibits to the EGLOBE's Annual Report on Form 10-K (collectively, the "EGLOBE Material Contracts") are valid and in full force and effect on the date hereof, and EGLOBE has not (and has no knowledge that any party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any EGLOBE Material Contract, except for defaults which would not reasonably be expected to have an EGLOBE Material Adverse Effect.

SECTION 4.10.     LITIGATION.

                  Except as set forth in Schedule 4.10, there is no action, suit, investigation, claim, arbitration or litigation pending or, to the knowledge of EGLOBE, threatened against or involving EGLOBE or the business and operations of EGLOBE, at law or in equity, or before or by any court, arbitrator or Government Entity. EGLOBE is not operating under or subject to any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any Government Entity.

SECTION 4.11.     TAXES AND ASSESSMENTS.

                  Except as set forth in Schedule 4.11, (i) EGLOBE has duly and timely paid all Taxes which have become due and payable by it; (ii) EGLOBE has received no notice of, nor does EGLOBE have any knowledge of, any notice of deficiency or assessment or proposed deficiency or assessment from any taxing Government Entity; and (iii) there are no audits pending and there are no outstanding agreements or waivers by EGLOBE that extend the statutory period of limitations applicable to any federal, state, local, or foreign tax returns or Taxes.

SECTION 4.12.     Voting Requirements.

                  The Board of Directors of the EGLOBE has previously authorized the execution, delivery and performance of this Agreement by the EGLOBE, subject to the future approval of the Executive Committee of the Board of Directors EGLOBE.

SECTION 4.13.     ACTIVITIES OF EOI.

                  Prior to the date of this Agreement and the Closing Date, EOI has not and shall not have conducted any business activities of any kind or nature and shall have no assets, liabilities or commitments of any kind other than its obligations under this Agreement.

SECTION 4.14.     BROKERS.

                  No broker, finder or investment banker, except in connection with EGLOBE's evaluation of the transactions contemplated by this Agreement, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of EGLOBE or EOI.

SECTION 4.15.     DISCLOSURE.

                  No representations or warranties by EGLOBE in this Agreement and no statement or information contained in the Schedules hereto or any certificate furnished or to be furnished by EGLOBE to the Company and OASIS pursuant to the provisions of this Agreement (taken collectively), contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. As of the date hereof, EGLOBE has made all necessary filings pursuant to the applicable requirements of the Securities Act of 1933, as amended ("Act") and the Securities Exchange Act of 1934, as amended (collectively, the "EGLOBE Public Reports"). The EGLOBE Public Reports complied at the respective times of the filing thereof in all material respects with the applicable requirements of the Act and the Securities Exchange Act of 1934, as amended, and, as of the dates thereof, did not contain any untrue statement of any material fact or omit to state a material fact necessary in the light of the circumstances under which it was made, in order to make the statements therein not misleading. All financial statements set forth in the EGLOBE Public Reports present fairly in all material respects the consolidated financial condition of EGLOBE and its affiliates as of (or for the years ending on) their respective dates.

                                    ARTICLE V

                                    COVENANTS

SECTION 5.1.      AFFIRMATIVE COVENANTS OF OASIS AND THE COMPANY.

                  The Company and OASIS hereby covenant and agree that, prior to the Closing, unless otherwise expressly contemplated by this Agreement or consented to in writing by EGLOBE, the Company shall (a) operate its business in the usual and ordinary course consistent with past practices and in accordance with applicable Laws; (b) preserve substantially intact its business organization, maintain its rights and franchises, use its best efforts to retain the services of its respective principal officers and key employees and maintain its relationship with its respective suppliers, contractors, distributors, customers and others having business relationships with it; (c) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; and (d) eliminate all intercompany accounts between the Company and OASIS and any of the Company's affiliates (other than the prepaid revenue received by the Company from A Bargain Airfare, Inc.).

SECTION 5.2.      NEGATIVE COVENANTS OF OASIS AND THE COMPANY.

                  Except as expressly contemplated by this Agreement or otherwise consented to in writing by EGLOBE, from the date hereof until the Closing, the Company shall not (and OASIS shall cause it not to) take any of the following actions:

                  (a) (i) increase the compensation payable to or to become payable to any of its directors, officers or employees, except for increases in salary, wages or bonuses payable or to become payable in the ordinary course of business and consistent with past practice; (ii) grant any severance or termination pay to, or enter into or modify any employment or severance agreement with, any of its directors, officers or employees; or (iii) adopt or amend any employee benefit plan or arrangement, except as may be required by applicable Law;

                  (b) declare, set aside or pay any dividend on, or make any other distribution in respect of, any of its capital stock;

                  (c) (i) redeem, repurchase or otherwise reacquire any share of its capital stock or any securities or obligations convertible into or exchangeable for any share of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations;
(ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

                  (d) (i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any Encumbrances) of, any shares of any class of its capital stock (including shares held in treasury) or other equity securities, any securities or obligations directly or indirectly convertible into or exercisable or exchangeable for any such shares or securities, or any rights, warrants or options directly or indirectly to acquire any such shares or securities; or (ii) amend or otherwise modify the terms of any such securities, obligations, rights, warrants or options in a manner inconsistent with the provisions of this Agreement or the effect of which shall be to make such terms more favorable to the holders thereof;

                  (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of equipment and supplies in the ordinary course of business and consistent with past practice), or make or commit to make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice and in amounts which are set forth and described in the Company's Capital Budget, a true and complete copy of which has been provided to EGLOBE and other than expenditures in connection with the consummation of the transactions contemplated hereunder; and will not unreasonably delay in making expenditures contemplated by the Company's Capital Budget;

                  (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets except for dispositions in the ordinary course of business and consistent with past practice;

                  (g) propose or adopt any amendments to its certificate of incorporation and bylaws;

                  (h) (i) change any of its methods of accounting in effect at January 1, 1998, or (ii) except with respect to state and federal excise taxes that may be or become due and payable, make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, except, in the case of clause (i) or clause (ii), as may be required by law or generally accepted accounting principles, consistently applied;

                  (i) prepay, before the scheduled maturity thereof, any of its long-term debt, or incur any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, other than trade payables incurred in the ordinary course of business consistent with past practices and payables in connection with consummation of the transactions contemplated hereunder;

                  (j) enter into or modify in any material respect any Material Contract or any other contract which, if in effect as of the date hereof, would have been required to be disclosed on Schedule 2.11;

                  (k) take any action that would or could reasonably be expected to result in any of its representations and warranties set forth in this Agreement being untrue or in any of the conditions set forth in Article VI not being satisfied; or

                  (l) agree in writing or otherwise to do any of the foregoing.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

SECTION 6.1.      LOAN FROM OASIS.

                  OASIS shall advance, on behalf of the Company, the amount of $451,400 (the "Loan"), to be utilized as follows: (i) $150,000 will be utilized to pay one-half of the Company's obligation to make the required deposit of $300,000 (i.e., $150,000) under that certain Lease Agreement dated June 1, 1999 between the Company and Keystone Miami Property Holding Corp. (the "New Lease"); and (ii) $301,400 will be utilized to purchase and install equipment and leasehold improvements for the new facility. The Company covenants to utilize the proceeds of the Loan exclusively for the foregoing purposes. OASIS covenants to make advances to the Company, upon the Company's request, at such time as payments are due to be made to third parties with respect to the purchase and installation of equipment and leasehold improvements at the new facility. At the time of making each payment, OASIS shall deliver a copy of the check provided to the third party. The Loan shall be evidenced by a promissory note to be executed by the Company in form of EXHIBIT C (the "Note") and secured by lien on certain assets of the Company, as more fully described in the Security Agreement to be executed by the Company in the form of exhibit d (the "Security Agreement"). The Loan shall also be guaranteed by EGLOBE, EOI and the LLC pursuant to Guaranty Agreements to be executed by such parties in the form of EXHIBIT E (the "Guarantees"). The obligations of EGLOBE, EOI and the LLC under the Guarantees shall be secured by: (i) a pledge by EGLOBE of all of the outstanding common stock of EOI; (ii) a pledge by EOI of its interest in the LLC; and (iii) a pledge of the LLC of all of the shares of the Company, pursuant to the Pledge Agreements to be executed by EGLOBE, EOI and the LLC in the form of EXHIBIT F (the "Pledge Agreements"). On or prior to the due date of the first payment under the Note, OASIS shall deliver to EGLOBE evidence, in a form and substance reasonably acceptable to EGLOBE, that OASIS has advanced the amount of $451,400 pursuant to this Section 6.1.

SECTION 6.2.      SUBSIDY OF LEASE DEPOSIT AND BUILD-OUT COST.

                  OASIS shall provide one-half of the required $300,000 deposit (i.e., $150,000) under the New Lease, and $80,600 of the anticipated $382,000 in related build-out costs. OASIS shall provide the amount of $80,600 to the Company within 30 days of the date of this Agreement.

 SECTION 6.3.     CONSENTS AND APPROVALS; FILINGS AND NOTICES.

                  The Company and OASIS shall use reasonable efforts to as promptly as possible make all filings with, provide all notices to and obtain all consents and approvals from third parties required to be obtained by the Company and OASIS in connection with the transactions contemplated hereunder, including, without limitation, all filings, if any, with notices to and consents and approvals from Government Entities and other persons.

SECTION 6.4.      ACCESS AND INFORMATION.

                  From the date hereof to the Closing Date, the Company shall afford to EGLOBE and its officers, employees, accountants, consultants, legal counsel, and other representatives of EGLOBE full and complete access during normal business hours (with reasonable advance notice) to the properties, books, records, contracts, facilities, premises, and equipment relating to the Assets and the Company (including without limitation, operating and financial information with respect to the Company) as EGLOBE may reasonably request, provided that EGLOBE and its agents, employees and representatives enter into a commercially reasonable confidentiality and nondisclosure agreement with the Company. In the event that EGLOBE determines after the Closing Date that it is necessary or desirable to audit the financial statements of the Company for any period prior to the Closing Date, OASIS agrees to cooperate with EGLOBE, the Company and auditors for the Company to the extent necessary to complete such audit in a timely manner.

                  In addition, the Company and OASIS shall, and shall ensure that their respective affiliates shall, afford to EGLOBE and the LLC and their respective officers, employees, accountants, consultants and legal counsel, access at any time and from time to time following the date hereof, but during business days and normal business hours, to the books, records and other information (including without limitation, operating and financial information), contracts, facilities and premises relating to the Assets, OASIS and all other companies, divisions or other entities or portions thereof that EGLOBE and the LLC may reasonably request for purposes of preparing audited financial statements pursuant to EGLOBE's reporting requirements under the Securities Act of 1933 and the Securities Exchange Act of 1934 (the "Securities Laws"), make available the personnel, accountants and other representatives having knowledge regarding the same and cooperate with and furnish assistance to EGLOBE (provided that the Company and OASIS shall not be obligated to incur more than nominal cost or expense), as EGLOBE may reasonably request in connection with the preparation of financial statements with respect to the business of the Company. In connection with an audit of such financial statements, if required, the Company and its financial and other management agree to provide certain representations in the form of a representation letter to BDO Seidman, LLP, independent certified public accountants, in accordance with generally accepted auditing standards. The provision of such financial statement representations and information and assistance shall be reasonably prompt. The Company and OASIS shall ensure that none of such information is destroyed during the three year period commencing on the Closing Date unless EGLOBE has been afforded a reasonable opportunity to obtain and make copies of the information.

                  Any document or information produced or disclosed pursuant to this Section 6.4 in any form is Confidential Information and EGLOBE and the LLC shall not permit the duplication, use, or disclosure of any such Confidential Information by or to any third party (other than officers, employees, accountants, consultants and legal counsel) except as required pursuant to the Securities Laws and permitted hereunder, unless such duplication, use or disclosure is specifically authorized by the Company or OASIS in writing prior to any disclosure. EGLOBE and the LLC shall use commercially reasonable diligence, and in no event less than that degree of care that such party uses in respect to its own confidential information of like nature, to prevent the unauthorized disclosure or reproduction of such information.

SECTION 6.5.      CONFIDENTIALITY.

                  Each party shall hold in strict confidence all documents and information concerning the other parties and their business and properties (except that any party may disclose such documents and information to any Government Entity reviewing the transactions contemplated hereby or as required in such party's judgment pursuant to any legal requirement or in furtherance of the transactions contemplated herein), and if the transactions contemplated hereby should not be consummated, such confidence shall be maintained, and all such documents and information (in whatever form) and copies thereof shall immediately thereafter be destroyed, or returned to the party originally furnishing same, subject to the terms of the existing non-disclosure agreement between EGLOBE and the Company.

SECTION 6.6.      FURTHER ACTION; REASONABLE BEST EFFORTS.

                  Each of the parties shall use reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Government Entities and other parties as are necessary for the transactions contemplated herein.

SECTION 6.7.      PUBLIC ANNOUNCEMENTS.

                  Each of OASIS, the Company and EGLOBE shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereunder and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law.

SECTION 6.8.      NO SOLICITATION.

                  From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, neither the Company nor any of their affiliates or any person acting on behalf of such party shall (a) solicit or favorably respond to indications of interest from, or enter into negotiations with, any third party for any proposed merger, consolidation, sale or acquisition of the Company, the Assets or any capital stock of the Company or
(b) furnish or cause to be furnished any nonpublic information concerning the Company to any person other than in the ordinary course of business or pursuant to applicable Law and after prior written notice to EGLOBE.

                                   ARTICLE VII

                               CLOSING CONDITIONS

SECTION 7.1.      CONDITIONS TO OBLIGATIONS OF EGLOBE AND EOI.

                  The obligations of EGLOBE and EOI to effect the transactions contemplated in this Agreement are also subject to the following conditions, any or all of which may be waived by the EGLOBE and EOI, in whole or in part, to the extent permitted by applicable law:

                  (a) Representations and Warranties. The representations and warranties of the Company and OASIS made in this Agreement shall be true and correct in all material respects, on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (provided that any representation or warranty contained herein that is qualified by a materiality standard shall not be further qualified hereby), except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time). EGLOBE shall have received a certificate of the president or vice-president-finance of the Company and OASIS to that effect.

                  (b) Agreements and Covenants. The agreements and covenants of the Company and OASIS required to be performed on or before the Closing Date shall have been performed in all material respects. EGLOBE shall have received a certificate of the president or vice president-finance of the Company and OASIS to that effect.

                  (c) No Order. No Government Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the transactions contemplated in this Agreement; provided, however, that the parties shall use their reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted, and any such action or proceeding to be dismissed.

                  (d) Legal Proceedings. No action or proceeding before any Governmental Entity shall have been instituted or threatened (and not subsequently settled, dismissed, or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by this Agreement other than an action or proceeding instituted or threatened by EGLOBE.

                  (e) No Company Material Adverse Effect. Since December 31, 1998, no Company Material Adverse Effect have occurred and be continuing.

                  (f) Required Consents. The Company shall have delivered to EGLOBE at or before Closing all consents, assignments or notices listed on
Schedule 2.6.

                  (g) Side Letter. The Company and OASIS shall have executed and delivered the Side Letter in the form of EXHIBIT A Attached hereto.

                  (h) Employment and Stock Options Agreements. Each of Candyce
L. Preston and Dan J. Blyth shall have executed and delivered the employment agreements in the form of EXHIBITS G-1 and G-2 attached hereto, and the Stock Option Agreements in the form of EXHIBITS H-1 and H-2 attached hereto.

                  (i) Legal Opinion. EGLOBE shall have received an opinion of counsel from the in-house counsel for the Company and OASIS, in form and substance reasonably satisfactory to EGLOBE.

                  (j) Termination of Employee Rights Agreements. The Company shall have terminated any Employee Appreciation Rights Plan or Appreciation Rights Agreements previously entered into by Company and all outstanding options to purchase shares of the Company's capital stock.

                  (k) Company Stock Certificates. OASIS shall have delivered to the LLC ertificates for the Company Shares as provided in Section 1.4 hereof.

                  (l) Tax Matters Agreement. OASIS shall have delivered the Tax Matters Agreement in the form of EXHIBIT I attached hereto (the "Tax Matters Agreement").

                  (m) Loan Documents. The Company shall have executed and delivered the Note in the form of Exhibit C and the Security Agreement in the form of Exhibit D.

                  (n) Other Closing Documents. The Company and OASIS shall have executed and/or delivered to EGLOBE such additional documents, certificates, opinions and agreements as EGLOBE may reasonably request.

SECTION 7.2.      CONDITIONS TO OBLIGATIONS OF THE COMPANY AND OASIS.

                  The obligations of the Company and OASIS to effect the transactions contemplated in this Agreement are also subject to the following conditions any or all of which may be waived by OASIS, in whole or in part, to the extent permitted by applicable law:

                  (a) Representations and Warranties. The representations and warranties of EGLOBE made in this Agreement shall be true and correct in all material respects, on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (provided that any representation or warranty contained herein that is qualified by a materiality standard shall not be further qualified hereby), except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time). The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of EGLOBE to that effect.

                  (b) Agreements and Covenants. The agreements and covenants of EGLOBE required to be performed on or before the Closing Date shall have been performed in all material respects. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of EGLOBE to that effect.

                  (c) No Order. No Government Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the any other transactions contemplated in this Agreement; provided, however, that the parties shall use their reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted, and any such action or proceeding to be dismissed.

                  (d) Legal Proceedings. No action or proceeding before any Government Entity shall have been instituted or threatened (and not subsequently settled, dismissed, or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by this Agreement other than an action or proceeding instituted or threatened by OASIS or the Company.

                  (e) No EGLOBE Material Adverse Effect. Since the date of this Agreement, no EGLOBE Material Adverse Effect shall have occurred or be continuing.

                  (f) Side Letter. EGLOBE, the EOI and the LLC shall have executed and delivered the Side Letter attached hereto as EXHIBIT A.

                  (g) Legal Opinion. The Company and OASIS shall have received a legal opinion from in-house counsel to EGLOBE, in form and substance reasonably satisfactory to the Company and OASIS.

                  (h) Delivery of EGLOBE Securities. EGLOBE shall have delivered to EOI, and EOI shall have delivered to the LLC, certificates for the EGLOBE Shares and the EGLOBE Warrants in the form of EXHIBITS B-1, B-2 and B-3 attached hereto.

                  (i) Loan Agreements. EGLOBE, EOI and the LLC shall have executed and delivered, or cause the execution and delivery of, the Guarantees in the form of Exhibit E and the Pledge Agreements in the form of EXHIBIT F, and the other instruments and documents required by the terms of such agreements.

                  (j) Other Closing Documents. EGLOBE shall have executed and/or delivered to the Company such additional documents, certificates, opinions and agreements as the Company may reasonably request.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1.      TERMINATION.

This Agreement may be terminated at any time prior to the Closing Date:

                  (a) by mutual written consent of EGLOBE and the Company;

                  (b) by EGLOBE if the Company shall have breached in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation or warranty shall have become untrue in any material respect, in any such case such that the conditions precedent to the obligations of EGLOBE to close specified in Section 7.2 will not be satisfied;

                  (c) by the Company if EGLOBE shall have breached in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation or warranty shall have become untrue in any material respect, in any such case such that the conditions precedent to the obligation of the Company to close specified in Section 8.3 will not be satisfied;

                  (d) by either EGLOBE or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Government Entity preventing or prohibiting consummation of the Acquisition shall have become final and nonappealable; or

                  (e) by either EGLOBE or the Company if the Closing has not occurred on or prior to September __, 1999 (unless such date shall be extended by the mutual written consent of the parties); provided, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose breach of representations, warranties, covenants or agreements contained in this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date or the inability of such condition to be satisfied.

SECTION 8.2.      EFFECT OF TERMINATION.

                  If this Agreement is terminated pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except that the provisions of Sections 6.4 and 10.11 shall not be extinguished but shall survive such termination, and nothing herein shall relieve any party from liability for fraud or any intentional breach hereof and each party shall be entitled to any remedies at law or in equity for fraud or such intentional breach.

SECTION 8.3.      AMENDMENT.

                  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.4.      WAIVER.

                  At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.

                                   ARTICLE IX

             SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION; REMEDIES

SECTION 9.1.      SURVIVAL OF REPRESENTATIONS.

                  All representations, warranties, covenants, indemnities and other agreements made by any party to this Agreement herein or pursuant hereto, shall be deemed made on and as of the Closing as though such representations, warranties, covenants, indemnities and other agreements were made on and as of such date, and all such representations, warranties, covenants, indemnities and other agreements shall survive the Closing and any investigation, audit or inspection at any time made by or on behalf of any party hereto, as follows: (a) unless otherwise specified below, representations and warranties shall survive for a period of two (2) years after the Closing Date; (b) representations and warranties with respect to Taxes and those representations and warranties in
Section 2.18 shall survive until the expiration of the applicable statute of limitations; (c) representations, warranties and covenants for matters relating to title to the Company Shares shall continue in full force and effect in perpetuity; and (d) the covenants and agreements in this Article IX and the covenants and agreements which by their terms survive the Closing shall continue in full force and effect until fully discharged. Notwithstanding anything herein to the contrary, any representation, warranty, covenant or agreement which is the subject of a claim which is asserted in writing prior to the expiration of the applicable period set forth above shall survive with respect to such claim or dispute until the final resolution thereof.

SECTION 9.2.      AGREEMENT OF THE COMPANY AND OASIS TO INDEMNIFY.

                  Subject to the conditions and provisions of this Article IX, the Company and OASIS hereby agree to indemnify, defend and hold harmless EGLOBE and its officers, directors, employees, agents and representatives (collectively, the "EGLOBE Indemnified Persons") from and against and in respect of all Losses resulting from, imposed upon or incurred by the EGLOBE Indemnified Persons, directly or indirectly, by reason of or resulting from (a) any material misrepresentation or material breach of any representation or warranty, or material noncompliance with any other agreements, given or made by the Company or OASIS in this Agreement or in any document, certificate or agreement furnished by or on behalf of any such party pursuant to this Agreement; (b) any claims arising under or related to the Asset Purchase Agreement dated as of July 2, 1999 between the Company and Internet Travel Network, Inc. (the "ITN Agreement"); (c) any increase in the fees currently charged by Vincam Human Resources, Inc. ("Vincam") for employment services rendered by Vincam to the Company under that certain agreement dated May 16, 1996 between OASIS and Vincam, provided that indemnification will only be provided for the period from the Closing until December 31, 1999; or (d) any loss of any existing customer of the Company directly caused by the relocation of the operations of the Company to the new facility in the Mall of the Americas in Miami, Florida. It shall be a condition to the right of any EGLOBE Indemnified Person to indemnification pursuant to this Section that such EGLOBE Indemnified Person shall assert a claim for such indemnification within the applicable survival periods set forth in Section 9.1 hereof.

SECTION 9.3.      AGREEMENT OF EGLOBE TO INDEMNIFY.

                  Subject to the conditions and provisions of this Article IX, EGLOBE and EOI hereby agree to indemnify, defend and hold harmless the Company and OASIS and their respective officers, directors, employees, agents and representatives (collectively, the "OASIS Indemnified

Persons") from and against and in respect of all Losses resulting from, imposed upon or incurred by the Company and OASIS, directly or indirectly, by reason of or resulting from any material misrepresentation or material breach of any representation or warranty, or material noncompliance with any other agreements, given or made by EGLOBE and EOI in this Agreement or in any document, certificate or agreement furnished by or on behalf of EGLOBE and EOI pursuant to this Agreement. It shall be a condition to the rights of any OASIS Indemnified Person to indemnification pursuant to this Section that such party shall assert a claim for such indemnification within the applicable survival periods set forth in Section 9.1 hereof.

SECTION 9.4.      CONDITIONS OF INDEMNIFICATION.

                  The obligations and liabilities of the Company, OASIS, EGLOBE and EOI hereunder with respect to their respective indemnities pursuant to this
Article IX, resulting from any Third Party Claim shall be subject to the following terms and conditions:

                  (a) The party seeking indemnification (the "Indemnified Party") must give the other party (the "Indemnifying Party"), notice of any Third Party Claim which is asserted against, imposed upon or incurred by the Indemnified Party and which may give rise to liability of the Indemnifying Party pursuant to this Article IX, stating (to the extent known or reasonably anticipated) the nature and basis of such Third Party Claim and the amount thereof; provided that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except to the extent that the Indemnifying Party shall have suffered actual material damage by reason of such failure.

                  (b) Subject to Section 9.4(c) below, the Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such Third Party Claim at the Indemnifying Party's risk and expense.

                  (c) In the event that (i) the Indemnifying Party shall elect not to undertake such defense, (ii) within a reasonable time after notice from the Indemnified Party of any such Third Party Claim, the Indemnifying Party shall fail to undertake to defend such Third Party Claim, or (iii) there is a reasonable probability that such Third Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, then the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party, provided, however, that in no event shall the Indemnifying Party be required to pay for more than one counsel for all the Indemnified Parties with respect to such Third Party claim. In the event that an Indemnified Party undertakes the defense of a Third Party Claim under this Section 9.4(c), the Indemnifying Party shall pay to the Indemnified Party, in addition to the other sums required to be paid hereunder, the reasonable costs and expenses incurred by the Indemnified Party in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred. No Indemnified Party shall, without the Indemnifying Party's written consent, settle or compromise such Third Party Claim (provided that such consent shall not be unreasonably withheld or delayed).

                  (d) Anything in this Section 9.4 to the contrary notwithstanding, (i) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise such Third Party Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Third Party Claim in form and substance reasonably satisfactory to the Indemnified Party; (ii) in the event that the Indemnifying Party undertakes the defense of such Third Party Claim, the Indemnified Party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to participate in the defense, compromise or settlement thereof and each party and its counsel and other representatives shall cooperate with the other party and its counsel and representatives in connection therewith; and (iii) in the event that the Indemnifying Party undertakes the defense of such Third Party Claim, the Indemnifying Party shall have an obligation to keep the Indemnified Party informed of the status of the defense of such Third Party Claim and furnish the Indemnified Party with all documents, instruments and information that the Indemnified Party shall reasonably request in connection therewith.

SECTION 9.5       LIMITATIONS.

                  (a) Anything contained herein to the contrary notwithstanding, no claim shall be made against OASIS or the Company under Section 9.2(b) of this Agreement until the aggregate of any such damages exceeds $100,000; provided, however, if the aggregate of such damage exceeds $100,000, OASIS or the Company shall be liable for all such damages, not just the excess over $100,000. Anything contained herein to the contrary notwithstanding, OASIS and the Company shall have no liability under this Agreement for an amount greater than the aggregate consideration received by OASIS under this Agreement.

                  (b) OASIS hereby irrevocably waives any and all right to recourse against the Company with respect to any misrepresentation or breach of any representation, warranty or indemnity, or noncompliance with any conditions or covenants, given or made by OASIS or the Company in this Agreement or any document, certificate or agreement entered into or delivered pursuant hereto. OASIS shall not be entitled to contribution from, subrogation to or recovery against the Company with respect to any liability of OASIS or the Company that may arise under or pursuant to this Agreement or the transactions contemplated hereby.

SECTION 9.6.      EXCLUSIVE REMEDY.

                  The remedies provided by this Article IX shall be the exclusive remedies of the parties for any breach of the provisions of this Agreement, other than claims based upon fraud and intentional misrepresentation.

                                    ARTICLE X

                               GENERAL PROVISIONS

SECTION 10.1.     NOTICES.

                  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

                          (a) If to EGLOBE or EOI: eGlobe, Inc., 1250 24th Street, NW, Suite 725 Washington, D.C. 20037 Facsimile No.: (202) 822-8984 Attention:
                                    Ronald Fried

                          (b)       If to the Company or OASIS: Oasis
                                    Reservation Services, Inc., 1221 Brickell
                                    Avenue, Suite 1780 Miami, Florida 33131
                                    Telecopier No: (305) 536-0112 Attention:
                                    John J. Sicilian
                                    with a copy to:

                                    Shutts & Bowen LLP, 201 South Biscayne
                                    Boulevard, Suite 1600 Miami, Florida 33131
                                    Facsimile  No.: (305) 381-9982 Attention:
                                    Alfred G. Smith, II., Esq.

SECTION 10.2.    CERTAIN DEFINITIONS.

                 For purposes of this Agreement, the term:

                 (a) "affiliate" of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

                 (b) "Affiliated Group" means any affiliated group within the meaning of Code '1504(a).

                 (c) "Assets" shall mean the assets, rights and properties, whether owned, leased or licensed, real, personal or mixed, tangible or intangible, that are used, useful or held for use in connection with the business of the Company. The Assets expressly exclude any of the consideration received and to be received under the ITN Agreement (and the parties acknowledge that all of the rights of the Company under such agreement have been assigned to OASIS).

                 (d) "EGLOBE Material Adverse Effect" means any material adverse effect on the assets, business, financial condition or results of operations of the EGLOBE and its subsidiaries, taken as a whole.

                 (e) "Company Material Adverse Effect" means any material adverse effect on the Assets or on the business, financial condition or results of operations of the Company.

                 (f) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

                 (g) "Employee Benefit Plan" means any plan, program or arrangement, whether or not written, that is or was an "employee benefit plan" as such term is defined in Section 3(3) of ERISA and (a) which was or is established or maintained by Seller or any Subsidiary; (b) to which the Company or any Subsidiary contributed or was obligated to contribute or to fund or provide benefits; or (c) which provides or promises benefits to any person who performs or who has performed services for the Company or any Subsidiary and because of those services is or has been (i) a participant therein or (ii) entitled to benefits thereunder.

                 (h) "Encumbrances" means mortgages, liens, pledges, encumbrances, security interests, deeds of trust, options, encroachments, reservations, orders, decrees, judgments, restrictions, charges, contract rights, claims or equity interest of any kind.

                 (i) "Government Entity" means any United States or other national, state, municipal or local government, domestic or foreign, any subdivision, agency, entity, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority.

                 (j) "knowledge of the Company and OASIS" or "to the Company's and OASIS' knowledge" means the actual, current personal knowledge of John J. Sicilian, but without independent investigation beyond his duties as an officer and director of the Company.

                 (k) "Laws" means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified persons or entities.

                 (l) "Losses" means all demands, losses, claims, actions or causes of action, assessments, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements.

                 (m) "Material Contracts" means, collectively, all contracts which (a) involve an aggregate annual expenditure by the Company of $5,000 or more, (b) are not cancelable by the Company without cost on 60 days or less notice, (c) are with any current customer, supplier or distribution partner and have an unexpired term of 2 or more years, and (d) restrict or regulate in any manner the conduct of business of the Company, require the referral of any business by the Company, or require or purport to require the payment of money or the acceleration of performance of any obligations of the Company by virtue of the Closing and "Material Contract" means each of the Material Contracts, individually.

                 (n) "Material Leases" means, collectively, all leases which (a) involve an aggregate annual expenditure by the Company of $5,000 or more, (b) are not cancelable by the Company without cost on 60 days or less notice, or (c) have a term which extends for more than one year from the Closing and "Material Lease" means each of the Material Leases, individually.

                 (o) "Other Arrangement" means a benefit program or practice providing for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit (including, without limitation, any fringe benefit under Section 132 of the Code) to employees, officers or independent contractors that is not an Employee Benefit Plan.

                 (p) "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group.

                 (q) "Subsidiary" means a corporation, partnership, joint venture or other entity of which the Company owns, directly or indirectly, at least 50% of the outstanding securities or other interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body or otherwise exercise control of such entity.

                 (r) "Third Party Claim" means any claim or other assertion of liability by a third party.

SECTION 10.3.    HEADINGS.

                 The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.4.    SEVERABILITY.

                 If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 10.5.    ENTIRE AGREEMENT.

                 (a) This Agreement (together with the Exhibits, the Schedules and the other documents delivered pursuant hereto) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

                 (b) In the event of any inconsistency between the provisions in the body or Schedules of this Agreement and the Tax Matters Agreement, the provisions in the Tax Matters Agreement shall control.

SECTION 10.6.    SPECIFIC PERFORMANCE.

                 The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

SECTION 10.7.    ASSIGNMENT.

                 Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 10.8.    THIRD PARTY BENEFICIARIES.

                 This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for the EGLOBE Indemnified Persons and OASIS Indemnified Persons under Article IX hereof.

SECTION 10.9.    GOVERNING LAW.

                 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to applicable choice of law principles).

SECTION 10.10.   COUNTERPARTS.

                 This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.11.   FEES AND EXPENSES.

                 Except as otherwise provided for in this Agreement, each party hereto shall pay its own fees, costs and expenses incurred in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein.

                  IN WITNESS WHEREOF, the parties hereto have caused this CONTRIBUTION AGREEMENT to be executed and delivered as of the date first written above.

                                  EGLOBE, INC.

                                  By:

                                        ----------------------------------------
                                  Name:

                                        ----------------------------------------
                                  Title:

                                        ----------------------------------------

                                  EGLOBE/OASIS, INC.

                                  By:

                                        ----------------------------------------
                                  Name:

                                        ----------------------------------------
                                  Title:

                                        ----------------------------------------

                                  OASIS RESERVATIONS SERVICES, INC.

                                  By:

                                        ----------------------------------------
                                  Name:

                                        ----------------------------------------
                                  Title:

                                        ----------------------------------------

                                  OUTSOURCED AUTOMATED
                                  SERVICES AND INTEGRATED
                                  SOLUTIONS, INC.

                                  By:

                                        ----------------------------------------
                                  Name:

                                        ----------------------------------------
                                  Title:

                                        ----------------------------------------

                                  EGLOBE/OASIS RESERVATIONS LLC

                                  By:

                                        ----------------------------------------
                                  Name:

                                        ----------------------------------------
                                  Title:

                                        ----------------------------------------

                             EXHIBITS AND SCHEDULES
                             ----------------------

Exhibit A                                       Side Letter
Exhibit B-1, B-2, B-3                           EGLOBE Warrants
Exhibit C                                       Note
Exhibit D                                       Security Agreement
Exhibit E                                       Guaranty Agreement
Exhibit F                                       Pledge Agreement
Exhibit G-1                                     Employment Agreement
Exhibit G-2                                     Employment Agreement
Exhibit H-1                                     Option Agreement
Exhibit H-2                                     Option Agreement
Exhibit I                                       Tax Allocation Agreement


Schedule 2.3                                    Indebtedness
Schedule 2.4                                    Net Working Capital
Schedule 2.6                                    Consents
Schedule 2.7                                    Financial Statements
Schedule 2.8                                    Accounts Receivable
Schedule 2.9                                    Encumbrances
Schedule 2.10                                   Material Leases
Schedule 2.11                                   Material Contracts
Schedule 2.12                                   Real Property Leases
Schedule 2.14                                   Litigation
Schedule 2.16                                   Intellectual Property
Schedule 2.17                                   Taxes and Assessments
Schedule 2.18                                   Employees
Schedule 2.19                                   Related Party Transactions
Schedule 2.22                                   Brokers
Schedule 4.3                                    Capitalization/EGLOBE
Schedule 4.6                                    Consents/EGLOBE
Schedule 4.8                                    Material Changes/EGLOBE
Schedule 4.9                                    EGLOBE Material Contracts/EGLOBE
Schedule 4.10                                   Litigation/EGLOBE
Schedule 4.11                                   Taxes and Assessments/EGLOBE